Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BIOLASE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Units consisting of (i) Series J Convertible Redeemable Preferred Stock, par value $0.001 per share, and (ii) Warrants to purchase shares of Series J Convertible Redeemable Preferred Stock(2)	457(o)	—	—	$7,500,000	$0.00011020	$826.50
Fees to be paid	Equity	Shares of Series J Convertible Redeemable Preferred Stock, included as part of the Units	457(i)	—	—	—	—	—
Fees to be paid	Equity	Warrants to purchase shares of Series J Convertible Preferred Stock, included as part of the Units	457(i)	—	—	—	—	—
Fees to be paid	Equity	Shares of Common Stock, par value $0.001 per share, issuable upon conversion of the Series J Convertible Preferred Stock included in the Units	457(i)	—	—	—	—	—
Fees to be paid	Equity	Shares of Series J Convertible Redeemable Preferred Stock issuable upon exercise of the Warrants included in the Units	457(i)	—		$3,750,000	$0.00011020	$413.30
Fees to be paid	Equity	Shares of Common Stock issuable upon conversion of Series J Convertible Redeemable Preferred Stock issuable upon exercise of the Warrants(3)	457(i)	—	—	—	—	—
Fees to be paid	Equity	Shares of Series J Convertible Redeemable Preferred Stock issuable as pay in-kind (PIK) dividends(2)	457(o)	—	—	—	—	—
Fees To be paid	Equity	Shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock issued as PIK dividends	457(i)	—	—	—	—	—
	Total Offering Amounts					$11,250,000	$0.00011020	$1,239.800
	Total Fees Previously Paid							$2,646
	Total Fee Offsets							—
	Net Fee Due							— (5)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)

No separate registration fee is required for the shares of the Registrant’s common stock, par value $0.001 per share (the “common stock”), issuable upon conversion of the Series J Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

(4)

No separate registration fee is required for (i) the shares of the Series J Convertible Preferred Stock issuable as stock dividends and (ii) the shares of common stock issuable upon conversion of the Series J Convertible Preferred Stock because no additional consideration will be received by the Registrant in connection with the issuance of the stock dividend or the shares of common stock issuable upon conversion thereof.

(5)	A fee of $2,646 was previously paid.